Exhibit 99.1

Contacts:	Norcross Safety Products L.L.C.
David F. Myers, Jr.
Executive Vice President and
Chief Financial Officer
(630) 572-5715

NORCROSS SAFETY PRODUCTS L.L.C. ANNOUNCES EXECUTION OF AGREEMENT TO ACQUIRE FIBRE-METAL PRODUCTS COMPANY

Acquisition will Expand Company’s Presence in Protective Headgear Market

OAK BROOK, IL, October 4, 2005 – Norcross Safety Products L.L.C. (“Norcross” or the “Company”), a leading manufacturer and distributor of protective equipment to the general industrial, utility/high voltage and fire service markets, announced today that it signed a definitive agreement to acquire all of the outstanding capital stock of Fibre-Metal Products Company (“Fibre-Metal”).

Fibre-Metal, headquartered in Concordville, Pennsylvania and established in 1905, is a privately held designer and manufacturer of premium head protection equipment including protective caps, face shields and welding helmets.  The company has additional locations in Aston, Pennsylvania and Mississauga, Ontario.

Completion of the acquisition is subject, among other matters, to regulatory filings including Hart-Scott-Rodino Act clearance and is expected to occur in the fourth quarter of 2005.  After completion, it is anticipated that Fibre-Metal will operate as a part of Norcross’s industrial protection business.

“The combination of Fibre-Metal’s customer base and expertise in the protective headgear market with our North Safety personal protective equipment business will increase our manufacturing and distribution capabilities, expand and diversify our product offerings and enhance our ability to serve our customers,” noted Robert A. Peterson, Norcross’s President and Chief Executive Officer.

Speaking on behalf of the Fibre-Metal shareholders, Charles Grandi, Fibre-Metal’s President, said, “We wanted to align our company with a market leader.  Norcross will provide us the ability to prosper with the strength of a much larger global organization, while carrying on our 100-year family traditions of delivering outstanding customer service and producing leading products.”

About Norcross Safety Products L.L.C.

Norcross Safety Products is a leading designer, manufacturer and marketer of branded products in the personal protection equipment industry.  The Company manufactures and markets a full line of personal protection equipment for workers in the general industrial, fire service and utility/high voltage industries.  The Company sells products under trusted, long-standing and well-recognized brand names, including North, Morning Pride, Ranger, Servus, Pro-Warrington and Salisbury.  The Company’s broad product offerings include, among other things, respiratory protection, protective footwear, hand protection, bunker gear and linemen equipment.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws.  These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions.  These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements.  Important factors that could cause the statements made in this press release to differ include, without limitation, that the acquisition is subject to customary closing conditions including the receipt of HSR approval.  Other important factors are discussed in the Company’s Form 10-K Annual Report for the year ended December 31, 2004 and in subsequent filings.  The Company does not intend to review or revise any particular forward-looking statement in light of future events.